Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) has been executed this 6th day of September, 2006, to be effective as of September 1, 2006 (the “Commencement Date”) by and between SUNCOM WIRELESS MANAGEMENT COMPANY, INC., a Delaware corporation (the “Company”), and RAUL BURGOS (“Executive”).
WITNESSETH:
     WHEREAS, the Company and its affiliates (collectively and including any entities that becomes affiliates after the Commencement Date, the “SunCom Group”) are engaged in the business of providing wireless telecommunication services in the southeastern United States and Puerto Rico;
     WHEREAS, SunCom Wireless Holdings, Inc. is the ultimate parent entity of SunCom Group (“SunCom”);
     WHEREAS, since May 1, 1999, Executive had been employed for an indefinite term as the General Manager and Vice-President of a predecessor to the Company and since December 4, 2004, Executive has been employed by the Company for an indefinite term as the President of SunCom – Puerto Rico; and
     WHEREAS, the Company and Executive have agreed to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company from and after the Commencement Date.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Employment.
          (a) Agreement to Employ. As of the Commencement Date, the Company hereby employs Executive, and Executive hereby agrees to continue his employment by the Company upon the terms and subject to the conditions of this Agreement.
          (b) Employment Period. The initial term (the “Initial Term”) of Executive’s employment shall commence on the Commencement Date and continue until December 31, 2009 (the “Expiration Date”). Unless this Agreement shall have been earlier terminated in accordance with the terms of Paragraph 5(a), the term of this Agreement will, commencing on the Expiration Date, be extended automatically for successive one (1) year terms unless either party elects to terminate this Agreement by providing written notice to the other party at least sixty (60) days prior to the expiration of the Initial Term or any renewal term of this Agreement. As used herein, the term “Employment Period” shall mean the Initial Term plus any renewal terms as provided above.

     2. Position and Duties. During the Employment Period, Executive shall serve as the President of SunCom – Puerto Rico and Senior Vice President of the Company and be responsible for the duties set forth on Schedule I, reporting directly to the Executive Vice President of Operations of the Company (the “Manager”). During the Employment Period, except as set forth herein, Executive shall devote his entire business time to the services required of him hereunder, except for vacation time and reasonable periods of absence due to sickness, personal injury or other disability. Nothing contained herein shall preclude Executive from serving on the board (or comparable governing body) of, or working for, any charitable or community organization, so long as such activities do not interfere in any material respect with the performance of Executive’s duties hereunder. The Executive represents that he is currently a resident of Puerto Rico and intends to maintain such residency during the Employment Period.
     3. Compensation.
          (a) Base Salary. As of the Commencement Date, the Company shall pay to Executive an annual salary of $235,000. Thereafter, Manager shall review Executive’s base salary and performance and will propose an annual increase of five percent (5%) to the rate of Executive’s annual salary based on the Executive maintaining his historical levels of performance with the Company. The Manager shall review the Executive’s salary and performance in consultation with and subject to the approval of the Compensation Committee of the Board of Directors of SunCom Wireless Holdings, Inc. (the “Committee”). Any increase in Executive’s base salary approved by the Committee shall be incorporated into Executive’s base salary at the same time as such increases are incorporated into the base salary of other executive officers of the Company. Executive’s annual base salary payable hereunder, as it may be increased from time to time, is referred to herein as “Base Salary.” The Company shall pay Executive his Base Salary in equal bi-weekly installments or in such other installments as the Company pays other similarly situated senior officers of the Company. During the period that Executive is taking Company-approved time off, other than due to an Incapacity, as defined in Paragraph 4(c) below or due to a Disability, as defined in Paragraph 5(a)(vi) below, Executive shall be entitled to continued payment of his Base Salary subject to and in accordance with the then applicable time off policies of the Company.
          (b) Annual Bonus. For each calendar year or part thereof during the Employment Period, Executive shall be eligible to receive an annual performance-based bonus in an amount and in the manner determined pursuant to Schedule II. Any bonuses payable under this Paragraph 3(b) shall be paid to Executive at the same time as bonuses are paid to other executive officers of the Company, but in no event later than ninety (90) days after the close of the Company’s fiscal year for which the bonus is payable.

          (c) Retention Bonus. Executive will be entitled to receive to receive the following bonus payments, subject to the terms and conditions of this paragraph:

Bonus Amount	Payment Date
$42,000	August 2007
$40,000	August 2008
$40,000	August 2009
              (i) In order to receive the foregoing payment, Executive must be employed on the date the bonus payments are made (except as otherwise provided below). In addition, Executive’s performance evaluation must reflect that Executive’s overall performance meets the Company’s minimum acceptable standards (“Meets Standards” pursuant to the APE process) for each evaluation immediately preceding the payment of any scheduled bonus. Further, Executive will not be entitled to receive any bonus payment in the event that Executive is in breach of any agreement with the Company (including, but not limited to any noncompetition, nonsolicit or similar agreement) or have violated any of the Company’s policies in any material respect at the time of any scheduled payment.
              (ii) Executive will be entitled to be paid any amounts not previously paid under the terms of this agreement in the event of a “change of control” (as defined under Paragraph 5(f) below) if any of the following occur:
                  (A) Executive’s employment with the Company or its successor is terminated (other than for cause) in connection with a change of control or prior to the one-year anniversary of such change of control;
                  (B) Executive either: (i) declines employment, or (ii) terminates Executive’s employment prior to the one-year anniversary of the change of control, because in either case, Executive’s offer or employment or continuation of employment is in a position that is not substantially similar to Executive’s position immediately prior to the change of control or such position is located more than 30 miles from Executive’s principal business office immediately prior to the change of control; or
                  (C) Executive remains in employment with the Company or its successor for the one-year period immediately following the change of control.
              (iii) During the remaining term of Executive’s employment, Executive agrees that Executive will not, directly or indirectly, sell, transfer, assign, pledge, place in trust or otherwise dispose of (collectively, “Transfer”) beneficial ownership of any shares of Class A common stock of SunCom however acquired (“SunCom Shares”), except as otherwise expressly permitted in this Section. Any such Transfer shall be subject to the terms and conditions of any other agreements applicable to Executive’s Transfer of SunCom Shares as may be in effect during the term of this agreement. Nothing in this Section shall be deemed to preclude any Transfer of SunCom Shares either: (i) to members of Executive’s immediate family, or to a trust for the benefit of members of Executive’s immediate family, provided that the family member or trust agrees to continue to be bound by the transfer restrictions set forth in this paragraph c; or (ii) to or for the benefit of any charitable organization.
                  (A) Executive may Transfer SunCom Shares provided the price per share is at least eight dollars (as such amount may be appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and such similar events) or such lower amount as may be established by the Committee from time to time in its sole discretion.
                  (B) Executive may Transfer such SunCom Shares as may be necessary to satisfy any tax obligation arising as a result of the award or vesting of any SunCom Shares or upon the exercise of any option to acquire any SunCom Shares.
                  (C) Executive may Transfer Executive’s SunCom Shares provided Executive has not been employed by SunCom or any of its affiliates for a period of at least 90 days; provided, however, that this 90-day restriction shall not apply if Executive’s termination is Without Cause or for Good Reason.
                  (D) Executive may Transfer any SunCom Shares that have been acquired in an open market acquisition on or after January 1, 2001.
          (d) Stock Awards.
              (i) Grant. The Executive shall be entitled to receive an award of 200,000 shares of stock of the Company to be issued as of September 8, 2006 (the “Grant Date”) and such award shall be subject to the provisions of this Paragraph 3(d) and subject to the terms of the SunCom Wireless Holdings, Inc. Stock and Incentive Plan and the standard award agreement, attached hereto as Attachment A (the “Restricted Stock”).
              (ii) Vesting. Under the terms of the Restricted Stock Award, Executive shall become vested in the Restricted Stock as follows, provided the Executive remains in employment with the Company as of the applicable vesting date as further specified in the Executive’s award agreement:

Number of Shares	Vesting Date
50,000	May 2007
50,000	May 2008
50,000	May 2009
50,000	December 2009
              (iii) Other than as otherwise provided in Paragraph 5(b)(ii)(4), any shares not vested as of Executive’s termination shall be forfeited.
     4. Benefits, Perquisites and Expenses.
          (a) Benefits Plans. During the Employment Period, Executive shall be eligible to participate in any benefit plan sponsored or maintained by the Company for the benefit of its group of senior officers, including, without limitation, any group life, medical, disability insurance or similar plan or program of the Company, whether now existing or established hereafter, to the same extent that other similarly-situated senior officers of the Company participate in such plans and to the extent that is eligible to participate in any such plan under the generally applicable provisions thereof. Executive will also be entitled to participate in any other benefit plan in which employees of the SunCom Group working in Puerto Rico participate as such plans are in effect from time to time.
          (b) Perquisites. Executive shall be entitled to receive such perquisites as are generally provided to other similarly situated employees of the Company or its affiliates who are working in Puerto Rico in accordance with the policies and practices of the Company. Executive shall be entitled to continue to accrue sick leave and vacation leave at the rate in effect for the Executive as of the Effective Date.
          (c) Incapacity. In the event Executive becomes medically disabled and cannot substantially perform his duties at any time during the Employment Period, the Manager, in consultation with such other officers of the Company as the Manager deems appropriate, at any time after such disability has continued for thirty (30) consecutive days may determine that the Company requires such duties to be performed by another executive (an “Incapacity”). Upon Executive’s Incapacity, as determined by the Manager, in consultation with such other officers of the Company as the Manager deems appropriate, in his sole discretion, Executive will first receive benefits under the Company’s short-term disability program in accordance with its terms. Thereafter, Executive will be entitled to receive benefits under the Company’s long-term disability program in accordance with its terms. During the period that Executive is receiving short-term or long-term disability benefits, Executive will not receive payment of his Base Salary. Executive will also be entitled to participate in any other benefit plan in which employees of the SunCom Group working in Puerto Rico participate as such plans are in effect from time to time.
          (d) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive while he is actively employed during the Employment Period in the performance of Executive’s duties hereunder; provided Executive shall account for and substantiate all such expenses in accordance with the Company’s policies for reimbursement of the expenses of its senior officers, including the Company’s Travel & Entertainment Policy.
          (e) Indemnification. The Company shall, to the maximum extent permitted by applicable law, its certificate of incorporation or its bylaws, indemnify Executive and hold Executive harmless against claims, judgments, fines, amounts paid in settlement, and reasonable expenses, including reasonable attorney’s fees as incurred by Executive in connection with the defense of any claim, action or proceeding in which he is a party by reason of his position with any member of the SunCom Group; provided such liability does not arise as a result of Executive’s willful misconduct and/or gross negligence. Executive shall notify the Company promptly upon learning of any claim, action or proceeding for which Executive intends to assert his right to indemnification under this Paragraph 4(e), and the Company shall have the right to control the defense of any such claim, action or proceeding on behalf of Executive, including any decision regarding the terms (if any) of settlement of such claim, action or proceeding; provided that unless otherwise agreed to by Executive, any such settlement shall include statements that

Executive does not admit any wrongdoing and the Company does not admit any wrongdoing on the part of Executive. The Company shall not agree to any settlement of a claim, action or proceeding for which it is indemnifying Executive until it first has informed and consulted with Executive regarding the terms of such settlement, but the Company shall not need the consent of Executive to such settlement (so long as the settlement complies with the immediately preceding sentence). The indemnification obligation of the Company in this paragraph shall survive any termination of this Agreement.
          (f) Directors’ and Officers’ Liability Insurance. Executive shall be covered by any directors’ and officers’ liability insurance coverage maintained by any member of the SunCom Group.
     5. Termination of Employment.
          (a) Early Termination of the Employment Period. This Agreement may be terminated in any of the following manners:
              (i) Executive may voluntarily terminate employment with the Company at any time at the sole discretion of Executive upon sixty (60) days’ prior written notice to the Company (a “Voluntary Termination”).
              (ii) Executive may, upon written notice to the Company, terminate employment with the Company immediately at any time for “Good Reason” (as defined in Paragraph 5(e)), it being agreed that any such termination, although effected by Executive, shall not constitute a Voluntary Termination.
              (iii) Executive’s employment may, upon written notice to Executive, be terminated by the Company at any time without Cause (as defined in Paragraph 5(d)) at the sole discretion of the Company (“Without Cause”). The Company shall give Executive sixty (60) days’ prior written notice if Executive is being terminated Without Cause.
              (iv) Executive’s employment may be terminated by the Company immediately at any time for Cause (as defined in Paragraph 5(d)).
              (v) This Agreement shall terminate automatically upon Executive’s death.
              (vi) The Company may, upon written notice to Executive, terminate this Agreement upon Executive’s Disability, subject to the following:
                  (A) To the extent that Executive has any rights to reinstatement or reemployment during the 12-month period following the inception of Executive’s Disability under Puerto Rican law at the time of such Disability; Executive’s employment may be terminated by the Company upon written notice following the expiration of such 12-month period. During such 12-month period, Executive shall be entitled to receive disability benefits as provided under the applicable benefit plans of the Company and no other compensation shall be due or payable by the Company during such period.

                  (B) Unless otherwise required by Puerto Rican law applicable to Executive as of the date of his Disability, as used herein, the term “Disability” shall mean a medical determination that Executive suffers from illness or other physical or mental impairment that prevents Executive from substantially performing his duties for a period of sixteen (16) consecutive weeks or longer during the Employment Period. The determination of Executive’s Disability shall be made by the Board of Directors of the Company. Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board of Directors, in its sole discretion, to review Executive’s medical condition. Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor.
          (b) Benefits Payable Upon Termination.
              (i) Following the end of the Employment Period, pursuant to any manner described in Paragraph 5(a), the Company shall pay to Executive (or, in the event of his death, his estate): (1) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date of Executive’s termination of employment, and (2) amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any other member of the SunCom Group, including without limitation, payment of any accrued, but unused vacation or other paid time off as of the date of Executive’s termination of employment.
              (ii) If termination occurs pursuant to any manner described in Paragraphs 5(a)(ii) (Good Reason) or (iii) (Without Cause) and Executive executes a release of all claims in the form attached hereto as Attachment B, upon or shortly after the date of Executive’s termination, Executive shall be entitled to receive, in addition to the benefits set forth in Paragraph 5(b)(i) above, the Executive shall be entitled to the following payments which are intended to replicate his then annual compensation and which will be paid as consideration for such termination of employment as provided in this Paragraph 5(b)(ii) and which payments are intended by the parties to be and are stipulated to be liquidated damages payable as the result of such termination:
                  (1) an additional amount equal to his Base Salary in effect on the date of such termination;
                  (2) to the extent permitted by law, continuation of coverage under and participation rights in the benefits plans providing medical, dental, vision and prescription drug coverage to Executive as in effect as of Executive’s termination date for the 12-month period following the date of such termination (to the same extent as if Executive were still employed by the Company during that period); provided that, if the continuation of such coverage is prohibited, then the Company shall pay an additional amount equal to twelve times the Company’s monthly contribution for Executive’s medical, dental, vision, and prescription drug coverage determined based on the Executive’s coverage as in effect on the termination date;

                  (3) the amount of any annual bonus to which Executive would otherwise be entitled for the calendar year during which such termination occurs, based on Executive’s performance against MBO bonus targets to date, as determined by the Manager and such other officers and directors of the Company as the Manager deems appropriate in his sole discretion, prorated to reflect the portion of such year prior to such termination; and
                  (4) vesting in the portion of any such shares of stock awarded that remain unvested as of the date of such termination of employment.
     The Parties acknowledge that neither the continuation of coverage nor the payment in lieu of such continuation as provided under Paragraph 5(b)(ii)(2), above, shall not impair Executive’s right to elect benefits under COBRA, to the extent otherwise permitted by law or contract with the Company’s insurers. The Parties acknowledge that under currently applicable guidance and based on the Executive’s current residency and work location, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended should not apply to any payments to the Executive hereunder. Notwithstanding the foregoing, at the time such payments and benefits are provided to the Executive, if the Executive is then subject to the provisions of Section 409A and any payments or benefits hereunder constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such benefits shall not be payable until six (6) months following Executive’s separation from service.
          (c) Timing of Payments.
              (i) Amounts payable pursuant to Paragraphs 5(b)(i)(1), will be paid in a single lump sum as soon as practicable, but in no event more than 10 business days, following the date of Executive’s termination of employment.
              (ii) Vested benefits referred to in Paragraph 5(b)(i)(2) shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.
              (iii) Amounts payable pursuant to Paragraphs 5(b)(ii)(1) and Paragraph 5(b)(ii)(3), together with any cash payment due under Paragraph 5(b)(ii)(2), if any, will be paid as soon as practicable, but in no event more than 30 days following the Executive’s termination date.
              (iv) Continuation of benefits provided pursuant to Paragraph 5(b)(ii)(2) shall be provided during the 12-month period following Executive’s termination date.
              (v) Vesting of shares pursuant to Paragraph 5(b)(ii)(4) will occur as of the Executive’s termination date.
          (d) Definition of Cause. For purposes of this Agreement, “Cause” shall mean:
              (i) fraud against the Company or any member of the SunCom Group;

              (ii) willful malfeasance or gross misconduct in connection with Executive’s employment hereunder which has materially adversely affected the Company or any member of the SunCom Group;
              (iii) material failure to perform Executive’s duties for the Company which has materially adversely affected the Company or any member of the SunCom Group;
              (iv) any refusal to implement or undertake the directives of the Executive Vice President of Operations; the Chairman and Chief Executive Officer or the Board, provided such directives do not require any violation of law or any violation of any applicable Company or professional standard of ethics;
              (v) engaging in conduct that causes material injury, monetary or otherwise, to the Company or any member of the SunCom Group;
              (vi) engaging in conduct that reflects adversely on the Company or any member of the SunCom Group or affects the Executive’s ability to perform his duties hereunder;
              (vii) arrest for, indictment for, or being formally charged with, the commission of a felony or commission of a crime, whether or not a felony, involving Executive’s duties for the Company or that may result in any injury to the Company or any member of the SunCom Group, reflect unfavorably on the Company or any member of the SunCom Group, or bring Executive into public disrepute or scandal;
              (viii) violation of federal, state or local laws that could adversely affect the Company or any member of the SunCom Group;
              (ix) dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs;
              (x) theft, misappropriation, embezzlement or conversion of the assets or opportunities of the Company or any member of the SunCom Group;
              (xi) a material breach of the terms, covenants or representations of this Agreement; or
              (xii) a material violation of Company policies or applicable policies of any member of the SunCom Group.
          (e) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means any of the following:
              (i) the Company fails to pay or provide when due Executive’s Base Salary, bonuses referred to in Paragraphs 3(b) and 3(c) above, or benefits, which failure is not cured (or which reduction is not corrected) within ten (10) days after the receipt by the Board of Directors of the Company from Executive of his written notice referring to this provision and describing such failure (or reduction); or

              (ii) the Company relocates Executive’s principal office to a location more than 30 miles from his current principal office in Puerto Rico; or
              (iii) a “Change of Control” (as hereinafter defined) occurs; provided, however, that if a Change of Control shall exist as a result of the circumstances set forth in clause (A) of the definition thereof, Executive agrees that he will, for a period of time equal to the greater of (x) one year after the date of the occurrence of such Change of Control and (y) the balance of time remaining until the Expiration Date (such greater period of time being referred to herein as the “Change of Control Period”), defer his right to terminate this Agreement pursuant to Paragraph 5(a)(ii) and continue his employment hereunder on the terms and subject to the conditions contained in this Agreement; provided, further, however, that upon such subsequent termination of this Agreement by Executive after the expiration of the Change of Control Period, by Executive for Good Reason or by the Company Without Cause, the date of any such termination of this Agreement shall be deemed to be the date of the occurrence of the Change of Control for purposes of benefits to which Executive is entitled pursuant to Paragraph 5(b).
          (f) Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any transaction or event, or series of transactions or events, whether voluntary or involuntary, that results in, or as a consequence of which, any of the following events shall occur: (A) any individual, corporation, partnership, limited liability company, association, joint stock company, governmental authority, business trust or other legal entity (a “Person”) shall acquire, directly or indirectly, Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting stock of SunCom except in connection with any initial public offering of SunCom’s equity securities, (B) any sale of all or substantially all of the assets of SunCom, or (C) persons constituting the members of the Board of Directors of SunCom immediately prior to the initiation of a proxy contest ceasing to constitute a majority of the Board of Directors of SunCom upon the conclusion of such proxy contest.
     6. Restrictive Covenants.
          (a) Non-Competition. During Executive’s employment with the Company and for a period of one (1) year following the termination of Executive’s employment with the Company at any time and for any reason, Executive shall not, on Executive’s own behalf or on behalf of others, directly or indirectly (whether as an employee, consultant, investor, partner, sole proprietor or otherwise), be employed by, perform any services for, or hold any ownership interest in any business engaged in the business of selling personal communications services or personal communications handsets and accessories in the Territory. The above notwithstanding, the ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this Paragraph 6(a). As used herein, the term “Territory” shall mean (x) with respect to Executive’s non-competition obligations during the Employment Period, the geographic areas in which any member of the SunCom Group (including the Company) does business during the Employment Period; and (y) with respect to Executive’s non-competition obligations during the one (1) year period following the Employment Period, the geographic areas in which any member of the SunCom Group (including the Company) is doing business as of the termination date of Executive’s employment with the Company.

              (b) Confidentiality. Executive further agrees that both during Executive’s employment with the Company and thereafter Executive will not disclose to any third party or use in any way (except in performing Executive’s duties while employed by the Company in furtherance of the best interests of the Company) any confidential information, business secrets, or business opportunity of the Company or any other member of the SunCom Group, including without limitation, drawings, designs, blueprints, plans, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, technology, budgets, business plans, customer or supplier lists, research or financial, purchasing, planning, employment or personnel data or information. Immediately upon termination of Executive’s employment or at any other time upon the Company’s request, Executive will return to the Company (or the appropriate member of the SunCom Group) all memoranda, notes and data, and computer software and hardware, records or other documents compiled by Executive or made available to Executive during Executive’s employment with the Company concerning the business of the Company or any other member of the SunCom Group, all other confidential information and all personal property of the Company or any other member of the SunCom Group, including without limitation, all drawings, designs, blueprints, plans, files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.
              (c) Intangible Property. Executive will not at any time during or after Executive’s employment with the Company have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by the Company or any other member of the SunCom Group and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company or any other member of the SunCom Group, whatever Executive’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Executive, it being the intention of the parties that Executive shall and hereby does, recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), material and matter as described above. If any work created by Executive is not a work for hire under the copyright laws of the United States, then Executive hereby assigns to the Company all rights, title and interests in each such work (including, but not limited to, copyright rights). Executive shall cooperate fully with the Company during Executive’s employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith. Executive hereby irrevocably appoints the Company as Executive’s attorney-in-fact (with a power coupled with an interest) to execute any and all documents which may be necessary or appropriate in the securing of such rights, including but not limited to, any copyright in Executive’s work.
              (d) No Solicitation of Employees. Executive agrees that, both during Executive’s employment with the Company and for a period of one (1) year following the termination of Executive’s employment with the Company at any time and for any reason, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the preceding six months was actively employed) by the Company. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed by the Company to terminate his or her employment with the Company.
          (e) No Solicitation of Customers. Executive agrees that, both during Executive’s employment and for a period of one (1) year following the termination of Executive’s employment with the Company at any time and for any reason, Executive will not directly or indirectly, on Executive’s own behalf or on behalf of any other person or entity, solicit the business of any entity with which the Company has an agreement, at the time of Executive’s termination, to provide services to such entity (a “Customer”); provided that the restrictions of this Paragraph 6(e) shall only apply to Customers with which Executive had personal contact, or for whom Executive had some responsibility in the performance of Executive’s duties for the Company, during Executive’s employment with the Company.
          (f) Enforcement. Executive acknowledges and agrees that the restrictions contained in this Paragraph 6 are necessary to prevent the use and disclosure of confidential information and to protect other legitimate business interests of the Company. Executive acknowledges that all of the restrictions in this Paragraph 6 are reasonable in all respects, including duration, territory and scope of activity. Executive agrees that the restrictions contained in this Paragraph 6 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company. Executive agrees that the existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 6. Executive agrees that the injury the Company will suffer in the event of the breach or threatened breach by Executive of any clause of this Paragraph 6 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of this Paragraph 6. The one-year period referenced in Paragraph 6(a) and the one-year periods referenced in Paragraphs 6(d) and (e) above shall be tolled on a day-for-day basis for each day during which Executive violates the provisions of Paragraphs 6(a), (d) and (e) in any respect, so that Executive is restricted from engaging in the activities prohibited by Paragraphs 6(a), (d) and (e) for the full duration of the intended period.
     7. No Conflict With Prior Agreements; Due Authorization.
          (a) Executive represents to the Company that neither Executive’s execution of this Agreement or commencement of employment hereunder nor the performance of Executive’s duties hereunder conflicts with any contractual commitment on Executive’s part to any third party. The Company represents to Executive that it is fully authorized and empowered by all necessary corporate action to enter into this Agreement and that performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or other entity.

          (b) Nothing herein shall be construed to require Executive to use or disclose any information that he is prohibited from using or disclosing as a result of legal or contractual obligations.
     8. Miscellaneous.
          (a) Survival. Paragraphs 4(e), 5, 6 and 8 shall survive the termination hereof.
          (b) Binding Effect. Subject to the Executive’s rights as set forth in Paragraph 5(e)(iii), this Agreement shall be binding on the Company in accordance with its terms and any person or entity which succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation, or reorganization involving the Company or a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representative.
          (c) Assignment. Except as provided under Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.
          (d) Entire Agreement. This Agreement, together with the Schedules and Attachments attached hereto, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and supersedes all prior agreements between the parties including, without limitation, the retention bonus agreement set forth in that letter agreement dated July 13, 2005 (sometimes referred to as the 30-30-40 bonus program). No other agreement, oral or otherwise, shall be binding upon the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read it and that he understands it and its legal consequences. No parole or other evidence may be admitted to alter, modify or construe this Agreement, which may be altered, modified or amended only by a writing signed by the parties hereto.
          (e) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any provision of Paragraph 6 is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make such provision enforceable in a manner which provides the Company the maximum rights permitted at law.
          (f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
          (g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company, to:
Suncom Wireless Management Company, Inc.
1100 Cassatt Road
Berwyn, PA 19312
Phone: (610) 651-5900
Fax: (610) 772-4288
Attention: Legal Department
With a copy to:
Dow Lohnes PLLC
1200 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Fax: (202) 776-2222
Attention: Leonard Baxt
If to Executive:
Mr. Raul Burgos
1353 Garden Hills Plaza
PMB #394 Carretera #19
Guaynabo, PR 00966
With a copy to:
Ms. Sylma Collazo, Esquire
Agustin Collazo Law Offices
Banco Popular Center, Suite 1110
209 Muñoz Rivera Ave
San Juan, PR 00918
          (h) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          (j) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.
          (k) Governing Law. This Agreement, including any disputes hereunder, and the interpretation, validity and/or enforcement of any provision thereof, shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico, without regard to its conflicts of law rules. The Parties hereby submit to the jurisdiction and venue of any local or federal court located within the Commonwealth of Puerto Rico for resolution of any and all claims, causes of action or disputes arising out of, related to or concerning this Agreement and the Parties agree to waive any claim relating to forum non convenes.
          (l) Resolution of Disputes. All disputes, controversies and claims arising in connection with this Agreement that are not settled by agreement between the parties shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect from time to time. Such arbitration shall be enforceable by and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. A single arbitrator shall be appointed by agreement between the parties or, failing such agreement, by AAA. The Parties agree that any arbitration hearing shall be held in San Juan, Puerto Rico. The arbitrator may grant any remedy that (s)he deems just and equitable within the scope of this agreement, including specific performance. The award of the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses (including reasonable attorney’s fees) of the prevailing party shall be borne and paid by the party that the arbitrator determines is the non-prevailing party. Notwithstanding the foregoing, the parties agree that prior to the commencement of any arbitration proceedings to resolve any dispute, controversy or claim arising in connection with this Agreement, the parties shall, upon the request of any party, attempt in good faith to resolve such dispute, controversy or claim through non-binding mediation pursuant to the Commercial Mediation Rules of the AAA.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and Executive has hereunto set his hand, as of the Commencement Date.

EXECUTIVE:

/s/ Raul Burgos
Raul Burgos

COMPANY:

SUNCOM WIRELESS MANAGEMENT COMPANY, INC.

By:

/s/ Michael E. Kalogris

Michael E. Kalogris
Chairman & Chief Executive Officer

SCHEDULE I
Duties
As President of SunCom – Puerto Rico and Senior Vice President of the Company, Executive directs, administers, and coordinates the activities of SunCom’s Puerto Rico operations in support of policies, goals, and objectives established by the executive vice president of operations in conjunction with the chief executive officer and the Board of Directors by performing the duties set forth in Job Description included as part of the Executive’s personnel file as approved by the Company from time to time (a copy of the current Job Description has been provided to the Executive) personally or through subordinate managers.

SCHEDULE II
Annual Bonuses
Executive shall be entitled to an Annual Bonus determined under and paid in accordance with the terms of the Management Business Objective Plan (the “MBO Plan”). The MBO “Bonus Target” for Executive for any year shall be equal to 75% of his Base Salary for that year (as appropriately prorated based upon the portion of the calendar year occurring during the Employment Period). If the Executive is not actively employed at the Company due to an Incapacity (as defined in Paragraph 4(c) or due to a Disability (as defined in Paragraph 5(a)(vi)), the amount of Executive’s annual bonus shall be appropriately prorated based upon the portion of the calendar year of Executive’s Incapacity or Disability during the Employment Period.

ATTACHMENT A
Form Award Agreement Follows

RESTRICTED STOCK AGREEMENT	Confidential
AND NOTIFICATION OF
RESTRICTED STOCK AWARD
(this “Agreement”)
(Puerto Rico Senior Executive Form)

1. Associate Name (or “Holder”)

Home Address		Price On Date Of Grant	$X.XX/share

	No. of Shares Awarded “Shares”	Grant Date

2. GRANT OF RESTRICTED STOCK AWARD: SunCom Wireless Holdings, Inc. (“SunCom”) (SunCom and its subsidiaries being referred to herein collectively as the “Company”) hereby grants you (or the “Holder”) a Restricted Stock Award (“Award”) for the number of Shares referenced in Section 1, above. This Award is granted pursuant to the SunCom Wireless Holdings, Inc. Stock and Incentive Plan (as amended and restated) (the “Plan”) and is subject in all respects to the terms of the Plan and this Agreement.

3. ON-GOING ELIGIBILITY: Although the grant of any award under the Plan is subject to the discretion of the Compensation Committee of the Board of Directors (the “Committee”), at a minimum, you must meet the following criteria to be eligible for future awards:
•	Full-Time employment as of the Grant Date;

•	Attainment of 21 years of age as of May 1st of the year in which the award is granted;

•	Overall performance Level equal to a “meets” or greater on your most recent review;

•	No 2nd level Performance Improvement Plans in the prior twelve months from the Grant Date (no Associate will be excluded from a grant for more than one year as a result of the same Performance Improvement Plan); and

•	Actively at work on the Grant Date.

 4. VESTING: The shares awarded to you vest according to the vesting schedule as follows:

Shares Vesting	Vest Date

 Unless otherwise provided by contract, if your employment or service terminates for any reason and all or any part of the Award has not vested, the Award, to the extent not then vested or earned, will be forfeited immediately upon termination of employment or service and you will have no further rights with respect to the Award or any unvested Shares or other benefit related to the Award.

 5. RESTRICTIONS ON UNVESTED SHARES; RIGHTS AS STOCKHOLDER; DIVIDENDS: You will have the right to receive dividends during the Restriction Period, to vote the Shares subject to the Award, and to enjoy all other stockholder rights, except that (a) you will not be entitled to delivery of the stock certificate(s) representing unvested Shares (and distribution of dividends, if any, declared on unvested Shares) unless and until the Restriction Period with respect to the Shares expires and the Forfeiture Restrictions lapse (in which case delivery of the Shares will be made as soon as practicable and distribution of such dividends will be made no later than March 15th of the year following the year in which the corresponding portion of the Award vests); (b) the Company will (or will designate an agent or representative to) retain custody of the stock certificate(s) during the Restriction Period; (c) you may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Shares during the Restriction Period; and (d) a breach of the terms and conditions applicable to the Award will cause a forfeiture of the Award and the underlying Shares subject to the Award.

 6. SALES OF VESTED SHARES; NONTRANSFERABILITY OF AWARD: The sale of vested Shares may not occur until the tax liability with respect to the Shares is satisfied and the record keeper has updated the account accordingly. Typically, this takes 4 to 7 business days following the receipt of the tax payment. The sale of vested Shares may be further restricted due to applicable securities or other laws or pursuant to the Company’s policies, including but not limited to its Insider Trading Policy. The Award will not be transferable or assignable otherwise than by will or the laws of descent and distribution unless otherwise permitted under the terms of the Plan.

7. TAX LIABILITY: This Award is considered “compensation” under the Puerto Rico Internal Revenue Code of 1994, as amended (the “Code”), and, therefore carries with it an income tax liability. By accepting this Award, you agree to satisfy any income tax liability related to the Award and to the following terms and conditions:
     (a) The Company will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable with respect to the Award. Prior to the delivery or transfer of any certificate for the Shares or any other benefit, the Company will require you to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Company may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations related to the Award, by electing to have the Company withhold shares, or electing to have shares sold for the Holder’s behalf, from the Shares to which the Holder is otherwise entitled. The number of shares to be withheld or sold will have a Fair Market Value as of the date that the amount of tax is determined as nearly as equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Company in accordance with election procedures established by the Company.
     (b) The Shares may also be subject to taxation when the stock is eventually sold, at which time you may recognize a capital gain or loss. It is your responsibility to consult a tax advisor to determine and establish implications associated with any grant, vest or sale. The Company has made no warranties or representations to you with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance or transfer of Shares pursuant to the Award. By accepting the Award, you acknowledge the following: (i) you are in no manner relying on the Company or its representatives for an assessment of such tax consequences; (ii) there may be adverse tax consequences upon the grant of the Award and the acquisition or disposition of the Shares subject to the Award and you have been advised that you should consult with your own attorney, accountant, and/or tax advisor regarding the decision to accept this Award and the consequences thereof; and (iii) the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for you.

8. EMPLOYMENT: Unless otherwise provided by contract, your employment with SunCom is for an indefinite term. You or SunCom may terminate your employment at any time for any reason or for no reason. This restricted stock award does not in anyway change the indefinite term of employment between you and SunCom.

9. CHANGE OF CONTROL: Unless otherwise provided by contract, and notwithstanding the vesting schedule described in Section 4, above, your unvested Shares will vest on the date a “Change of Control” occurs (the “Change of Control Date”) as follows:
(a)	If your vested percentage in the Shares subject to the Award is less than 50% on the Change of Control Date, then your vested percentage for all of the Shares will be increased to 50% on such date; and the remaining unvested Shares will become fully (i.e., 100%) vested if any of the following occur:
(i)	Your employment with the Company or its successor is terminated in connection with the “Change of Control” or within one year after the Change of Control Date (except for a termination due to “cause,” as cause is defined under any employment agreement or similar agreement entered into between the Company and the Holder, or, if no such agreement is applicable, a termination due to cause as determined by the Committee, in which event no additional vesting of the Award will occur);

(ii)	You decline employment or, prior to the one-year anniversary of the Change of Control Date, terminate your employment because you are offered a position that is not substantially similar to your position immediately prior to the Change of Control Date or such new position is located more than thirty (30) miles from your position held immediately prior to the Change of Control Date; or

(iii)	You remain in the employ of the Company or any successor entity for a period of one year after the Change of Control Date.
(b)	If your vested percentage in the Shares subject to the Award is 50% or more on the Change of Control Date, your vested percentage for all of the Shares will become fully (i.e., 100%) vested as of the Change of Control Date.
As used herein, the term “Change of Control” will have the meaning set forth in the Plan.

10. TERMS AND CONDITIONS OF PLAN; AMENDMENT: This Agreement is subject to the terms, conditions and restrictions set forth in the Plan, the terms of which are incorporated herein. Unless the context otherwise requires, terms not defined herein will have the meanings given such terms in the Plan. This Agreement is not a stock certificate or a negotiable instrument. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan will control. All questions of interpretation concerning this Award are determined by the Committee. All determinations by the Committee will be final and binding upon all persons having or claiming an interest in the Award or the Shares. Unless otherwise determined by SunCom’s Board of Directors, the Committee may amend this Award at any time, provided that no such amendment may impair your rights with respect to the Shares without your consent. However, notwithstanding the preceding sentence, the Committee has unilateral authority to amend the Plan and this Agreement (without your consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Code Section 409A and related regulations or other guidance and federal securities laws).

11. PROVISIONS SEVERABLE: If any provision of this Agreement is invalid or unenforceable, it will not affect the other provisions, and this Agreement will remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Company, in accordance with Delaware general corporate law, will in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible.

12. PARTIES TO AGREEMENT: This Agreement will be binding on and will operate for the benefit of the Company, its successors and assigns, and the Holder and his heirs, estate, personal representatives, successors and assigns.

13. COUNTERPARTS; FURTHER INSTRUMENTS: This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. At any time, and from time to time after executing this Agreement, the Holder will execute such additional instruments and take such actions as may be reasonably requested by the Company to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

14. RIGHT OF OFFSET: Notwithstanding any other provision of the Plan or this Agreement, the Company may reduce the amount of any benefit or payment otherwise payable to you or on your behalf by the amount of any obligation you have to the Company, and you are deemed to have consented to such reduction by entering into this Agreement.

15. GOVERNING LAW: This Agreement is to be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable general laws of the United States.

16. CONSENT TO JURISDICTION: The Holder hereby consents to the jurisdiction of any state or federal court located in the county in which the principal executive office of the Company is then located for purposes of the enforcement of this Agreement and waives personal service of any and all process upon him. The Holder waives any objection to venue of any action instituted under this Agreement.

17. NO RESTRICTION ON COMPANY ACTION: Nothing contained in this Agreement will be construed to prevent the Company from taking any corporate action that is deemed to be appropriate or in the Company’s best interests, whether or not such action would have an adverse effect on the Award. Neither the Holder nor any beneficiary thereof, nor any other person, will have any claim against the Company as a result of any such action.

18. CAPTIONS: Captions herein are for convenience of reference only and will not be considered in construing this Agreement.

19. ENTIRE AGREEMENT: This Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and the Holder hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Holder and the Company, including, but not limited to, any restrictive covenants contained in such agreements.

20. LEGENDS: The Company may at any time place legends referencing any applicable federal or state securities law restrictions on certificates representing the Shares subject to the Award. The Holder will, at the request of the Company, promptly present to the Company any and all certificates representing such Shares that are in the possession of the Holder in order to effectuate the provisions of this Section 20.

21. FORFEITURE OF SHARES AND/OR GAIN FROM SHARES:
     (a) Notwithstanding any other provision of this Agreement, if, at any time during the employment or service of the Holder with the Company or during the 24-month period following termination of employment or service with the Company for any reason (regardless of whether such termination was by the Company or the Holder, and whether voluntary or involuntary), the Holder engages in a Prohibited Activity (as defined herein), then (i) the Award will immediately be terminated and forfeited in its entirety, (ii) any Shares subject to the Award, regardless of whether such Shares are vested or unvested and/or deferred or undeferred, will immediately be forfeited and returned to the Company and the Holder will cease to have any rights related thereto and will cease to be recognized as the legal owner of such Shares, and (iii) any Gain (as defined herein) realized by the Holder with respect to any Shares subject to the Award will immediately be paid by the Holder to the Company.
     (b) For the purposes herein, a “Prohibited Activity” means (i) the Holder’s solicitation or assisting any other person in so soliciting, directly or indirectly, in one or a series of transactions, of any customers, suppliers, vendors, or other service providers to or of the Company for the purpose of inducing that customer, supplier, vendor or other service provider to terminate or alter his or its relationship with the Company; (ii) the Holder’s inducement, directly or indirectly, in one or a series of transactions, of any employees or service providers to terminate their employment with or service to the Company for the purpose of performing services for, assisting, advising or otherwise supporting any business which is competitive with the business of the Company; (iii) the Holder’s violation of any noncompetition restrictions applicable to the Holder; (iv) the Holder’s violation of any of the Company’s policies, including, without limitation, the Company’s insider trading policies; (v) the Holder’s violation of any material (as determined by the Committee) federal, state or other law, rule or regulation; (vi) the Holder’s disclosure or misuse of any confidential information or material concerning the Company (except as otherwise required by law or as agreed to by the parties herein); (vii) the Holder’s dishonesty, theft or embezzlement in a manner which negatively impacts the Company in any way; (viii) the Holder’s refusal or failure to perform his assigned duties for the Company in a satisfactory manner; or (ix) the Holder’s engaging in any conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The Committee (or its designee, to the extent permitted pursuant to the Plan) has sole and absolute discretion to determine if a Prohibited Activity has occurred.
     (c) For the purposes herein, “Gain” means, unless the Committee determines otherwise, the greater of the Fair Market Value of the Shares (or portion thereof) at the time of grant or vesting or the disposition price of such Shares at the time of disposition, multiplied by the number of Shares sold or disposed.
     (d) Notwithstanding the provisions of Section 21 herein, the waiver by the Company in any one or more instances of any rights afforded to the Company pursuant to the terms of Section 21 herein will not be deemed to constitute a further or continuing waiver of any rights the Company may have pursuant to the terms of this Agreement or the Plan (including but not limited to the rights afforded the Company in Section 21 herein).
     (e) By accepting this Agreement, and without limiting the effect of Section 14 herein, the Holder consents to a deduction (to the extent permitted by applicable law) from any amounts the Company may owe the Holder from time to time (including amounts owed to the Holder as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Holder by the Company), to the extent of the amounts the Holder owes the Company pursuant to this Agreement, including but not limited to Section 14 or Section 21 herein. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed by the Holder pursuant to this Agreement, the Holder agrees to immediately pay the unpaid balance to the Company.

22. ACCEPTANCE: By accepting this Agreement, you acknowledge and agree that the grant of the Award, the receipt of the Shares and/or any other benefit under this Agreement is subject to, and conditioned upon, your execution, return and compliance with the terms of this Agreement, including but not limited to the provisions of Section 22 herein. By executing and returning this Agreement to the Company, you acknowledge and agree that (a) you have read this Agreement in its entirety; (b) you have had the opportunity to consult your legal counsel prior to such execution of the Agreement; (c) this Agreement is valid and binding upon, and enforceable against, you in accordance with its terms; and (d) the consideration for this Agreement is valuable and sufficient consideration. The Company may treat the Award as cancelled, and any Shares or other benefit underlying the Award as forfeited, if you fail to return a signed copy of the Agreement to Laura Shaw-Porter by ___.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Holder has hereunto set his hand, effective as of the day and year first above written.

SUNCOM WIRELESS HOLDINGS, INC.

By:	Michael Kalogris
Title:	Chief Executive Officer

SENIOR EXECUTIVE

By:

ATTACHMENT B
FORM OF
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (this “Separation Agreement”) is entered into by Raul Burgos (“Mr. Burgos”) and SunCom Wireless Management Company, Inc. (“SunCom”) on behalf of itself and each of its respective affiliates (collectively, the “SunCom Affiliates”). As used herein, “SunCom Companies” shall mean SunCom and the SunCom Affiliates collectively.
     1. Recitals
     WHEREAS, Mr. Burgos and SunCom entered into an employment agreement effective as of September 1, 2006 (the “Employment Agreement”);
     WHEREAS, Mr. Burgos’ employment with SunCom is terminated effective ___(“Separation Date”);
     WHEREAS, the parties hereto have agreed to the terms of such separation from employment in accordance with the provisions of this Separation Agreement; and
     NOW THEREFORE, in exchange for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
     2. Termination Payment. In exchange for the promises made by Mr. Burgos in this Separation Agreement and his performance of those promises, SunCom will pay Mr. Burgos the termination payments and benefits provided under Paragraph 5 of the Employment Agreement (the “Termination Payments”). The Termination Payments are intended by the parties to be and are stipulated to be liquidated damages payable upon termination of employment as provided under the terms of the Employment Agreement.
     3. Consideration. Mr. Burgos hereby executes this Separation Agreement in exchange for the Termination Payments set forth in Paragraph 1. Mr. Burgos acknowledges that the Termination Payments exceeds any compensation he would otherwise be paid on termination of employment and that the Termination Payments constitutes complete and adequate consideration for his agreement to enter into this Separation Agreement. Mr. Burgos further acknowledges and agrees that the Termination Payments constitutes the total amount that will be paid to him and that he shall receive no further compensation or benefits from any of the SunCom Companies (including without limitation any further salary, bonuses, Termination Payments, or restricted stock awards), except for the reimbursement of any business expenses incurred by him prior to the Separation Date in accordance with SunCom’s policies for the reimbursement of business expenses and the right to continue group health plan coverage as is provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
     4. Release. In exchange for the commitments of the SunCom Companies provided for herein, Mr. Burgos, on his own behalf, and on behalf of all his agents, successors, heirs, legal representatives, all persons, corporations and other entities that might claim by, through or under him or any of them, hereby voluntarily releases and discharges each and every SunCom

Company and their respective predecessors, successors and assigns, and the current, former and future directors, officers, partners, members, stockholders, employees, attorneys and agents of each of them, and the like, and all persons or entities acting by, through, under or in concert with any of them, and any benefit plan maintained by any SunCom Company (or any plan administrator of any such plan) (collectively, the “Releasees”), of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), reimbursements, costs or other relief of any kind, arising on or before the date Mr. Burgos signs this Separation Agreement including but not limited to, any and all claims, demands, rights and/or causes of action (the “Released Claims”). Mr. Burgos acknowledges that the Released Claims shall include, without limitation, those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or which might arise out of any other alleged restriction on any SunCom Company’s right to terminate Mr. Burgos’ employment or duty to provide advance notice of termination, or relating to purported employment discrimination, retaliation or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000e et seq.), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. Sections 1981 and 1983), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)(1)), the Rehabilitation Act of 1973 (29 U.S.C. Sections 701-794), the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.) or any other applicable federal, state or local statute or ordinance, which Mr. Burgos might have or claim to have on or before the date Mr. Burgos signs this Separation Agreement, against any of the Releasees by reason of Mr. Burgos’ employment by any SunCom Company, or the termination of said employment and all circumstances related thereto.
     5. ADEA And OWBPA Release. Mr. Burgos further agrees and understands that this Separation Agreement includes, but is not limited to, all claims under the Federal Age Discrimination and Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Worker Benefit Protection Act of 1967 (“OWBPA”) and any other state or local laws concerning age discrimination, which may have arisen prior to the date of this Separation Agreement. Mr. Burgos acknowledges that he has been advised by SunCom that he has up to twenty-one (21) days to consider this Separation Agreement and that he may revoke his acceptance of the same within seven (7) days of signing. Notification of revocation of this Separation Agreement must be accomplished by delivery of written notice of revocation to: Laura Porter, Senior Vice President of Human Resources, 1100 Cassatt Road, Berwyn, Pennsylvania 19312, before midnight on the seventh day after the execution date of this Separation Agreement. No attempted revocation after the expiration of such seven (7)-day period shall have any effect on the terms of this Separation Agreement. Further, Mr. Burgos acknowledges that he is advised to consult with legal counsel of his own choice and at his own expense to seek clarification of any of the Separation Agreement’s terms prior to signing this Separation Agreement. The release of claims contained in this Paragraph will not become effective until the eighth day following Mr. Burgos’ execution of and non-revocation of this Separation Agreement (the “Effective Date”).
     6. Litigation Cooperation. Mr. Burgos agrees to provide any of the SunCom Companies with truthful and complete cooperation in litigation matters arising out of or related to Mr. Burgos’ activities or duties while employed by any of the SunCom Companies, whether or not such matters have commenced as of the termination of Mr. Burgos’ employment. SunCom shall reimburse Mr. Burgos for all reasonable out-of-pocket expenses associated with such Mr. Burgos cooperation in litigation.
     7. Acknowledgement Of Restrictive Covenants. Mr. Burgos acknowledges that he remains bound by the Restricted Covenants (as defined below) contained in the Employment Agreement, including but non limited to, covenants regarding non-competition, non-solicitation, and confidential information.
     8. Return Of Property; Intellectual Property Rights. Mr. Burgos agrees that, on or before the Separation Date, Mr. Burgos shall return to the appropriate SunCom Company all property owned by each such company and all property containing information relating to any such company or in which any such company has an interest, including, for example, files, documents, data and records (whether on paper or in tapes, disks or other machine-readable form or otherwise and whether or not prepared by Mr. Burgos in whole or in part), office equipment, telephone calling cards, credit cards and Mr. Burgos identification cards made available to or prepared or compiled by Mr. Burgos (in whole or in part) during Mr. Burgos’ employment with any SunCom Company. Mr. Burgos acknowledges that SunCom or an applicable SunCom Company is the rightful owner of any programs, ideas, inventions, discoveries, copyright material or trademarks which Mr. Burgos may have originated or developed, or assisted in originating or developing, during Mr. Burgos’ period of employment with any SunCom Company or, where any such origination or development involved the use of company time or resources, or the exercise of Mr. Burgos’ responsibilities for or on behalf of any such SunCom Company.
     9. Remedies. Mr. Burgos acknowledges that irreparable injury will result to SunCom and the other SunCom Affiliate, and to their respective businesses, in the event of any breach or threatened breach by Mr. Burgos of any of Mr. Burgos’ representations, covenants or commitments under this Separation Agreement. In the event of a breach or threatened breach by Mr. Burgos of any of the representations, covenants or commitments under this Separation Agreement, SunCom and any affected SunCom Affiliate shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by Mr. Burgos or by any person acting for or with Mr. Burgos in any capacity whatsoever. In the event of a breach or threatened breach of any of Mr. Burgos’ representations, covenants or commitments under this Separation Agreement, in addition to any SunCom Company’s rights to pursue injunctive relief as described above and to pursue other remedies and to seek damages, Mr. Burgos shall forfeit the Termination Payments, and shall have an obligation to immediately repay any Termination Payments previously received. As a further material inducement to the SunCom Companies to enter into this Separation Agreement, Mr. Burgos agrees, to the extent permitted by law, to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages or expenses, (including without limitation, attorneys’ fees and litigation expenses) in the event it becomes necessary for any of the Releasees to defend any claim or claims brought by Mr. Burgos which have been released by this Separation Agreement.

     All disputes, controversies and claims arising in connection with this Separation Agreement that are not settled by agreement between the parties shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect from time to time. Such arbitration shall be enforceable by and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. A single arbitrator shall be appointed by agreement between the parties or, failing such agreement, by AAA. The Parties agree that any arbitration hearing shall be held in San Juan, Puerto Rico. The arbitrator may grant any remedy that (s)he deems just and equitable within the scope of this agreement, including specific performance. The award of the arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction. The costs and expenses (including reasonable attorney’s fees) of the prevailing party shall be borne and paid by the party that the arbitrator determines is the non-prevailing party. Notwithstanding the foregoing, the parties agree that prior to the commencement of any arbitration proceedings to resolve any dispute, controversy or claim arising in connection with this Separation Agreement, the parties shall, upon the request of any party, attempt in good faith to resolve such dispute, controversy or claim through non-binding mediation pursuant to the Commercial Mediation Rules of the AAA.
     10. Applicable Law. This Separation Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Puerto Rico without regard to principles of conflicts of laws and without regard to any rule of construction or interpretation as to which party drafted this Separation Agreement.
     11. Consent To Jurisdiction. Each of the parties hereby consents to the exclusive jurisdiction of any Puerto Rico local or federal court with respect to any suit, action or proceeding relating to this Separation Agreement or any of the transactions contemplated hereby.
     12. Severability. If any clause, phrase or provision of this Separation Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Separation Agreement.
     13. Successors And Assigns. This Separation Agreement shall be binding on Mr. Burgos and Mr. Burgos’ heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the SunCom Companies and their representatives, predecessors, successors and assigns.
     14. Entire Separation Agreement. This Separation Agreement sets forth the entire understanding of the SunCom Companies and Mr. Burgos and supersedes all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof except for: (i) any Restrictive Stock Award entered into by Mr. Burgos; or (ii) any Non-Compete, Non-Solicitation and Confidentiality Separation Agreement or other agreement containing any similar sort of restrictive employment covenant (the “Restrictive Covenants”), entered into by Mr. Burgos in connection with a restricted stock award by a SunCom Company or otherwise, to the extent that the Restrictive Covenant(s) provide any greater protection for any SunCom Company than are provided for in this Separation and Release Separation Agreement. This Separation Agreement may not be modified or amended except by a written Agreement signed by the parties hereto. A waiver of any provision of this Separation Agreement must be in writing and signed by the party making the waiver. Any waiver by any of the SunCom Companies of a breach of any provision of this Separation Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of the Separation Agreement. The failure of any of the SunCom Companies to insist on strict adherence to any term of this Separation Agreement on one or more occasions shall not be considered a waiver or deprive the SunCom Company of the right thereafter to insist on strict adherence to that term or any other term of this Separation Agreement.
STATEMENT BY MR. BURGOS WHO IS SIGNING BELOW:
I HAVE BEEN GIVEN A REASONABLE PERIOD TO CONSIDER THIS SEPARATION AGREEMENT BEFORE SIGNING. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS SEPARATION AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO SIGNING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I AM ENTERING INTO THIS SEPARATION AGREEMENT ON A KNOWING AND VOLUNTARY BASIS.
[SIGNATURES CONTAINED ON NEXT PAGE]

[SIGNATURE PAGE TO SEPARATION AGREEMENT AND RELEASE]
     THE UNDERSIGNED, intending to be legally bound, have executed this Separation Agreement as of the dates indicated below.

EXECUTIVE:

Date of Signature

Raul Burgos

COMPANY:

SUNCOM WIRELESS MANAGEMENT COMPANY, INC.

By	Date of Signature

Michael E. Kalogris,
Chairman & Chief Executive Officer

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